UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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American Community Properties Trust
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AMERICAN COMMUNITY PROPERTIES TRUST
222 SMALLWOOD VILLAGE CENTER
ST. CHARLES, MD 20602

April 29, 2005

Dear Shareholders:

On behalf of the officers and trustees of American Community Properties Trust (the "Company"), you are cordially invited to attend the Company's Annual Meeting of Shareholders to be held at 10:00 a.m. EDT, on Wednesday, June 8, 2005, at the Holiday Inn, James Craik Room, 45 St. Patrick's Drive, St. Charles, Maryland.

At the meeting, shareholders of the Company will be asked to consider and act upon the election of two trustees to serve until 2008 as described in the accompanying Notice of Meeting and Proxy Statement.

The trustees of the Company unanimously recommend that all shareholders of the Company vote in favor of the proposal presented. Your vote is important regardless of the number of shares you own. We strongly encourage all shareholders of the Company to participate by voting their shares by proxy whether or not they plan to attend the meeting. Please sign, date and mail the enclosed proxy as soon as possible. If you do attend the meeting, you may still vote in person.

Sincerely,

/s/ J. Michael Wilson

J. Michael Wilson
Chairman and
Chief Executive Officer

AMERICAN COMMUNITY PROPERTIES TRUST
222 SMALLWOOD VILLAGE CENTER
ST. CHARLES, MD 20602

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 8, 2005

TO THE SHAREHOLDERS OF AMERICAN COMMUNITY PROPERTIES TRUST:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of American Community Properties Trust (the "Company") will be held on Wednesday, June 8, 2005, at 10:00 a.m. EDT at the Holiday Inn, James Craik Room, 45 St. Patrick's Drive, St. Charles, Maryland, for the following purposes:

    To elect two trustees of the Company to serve until the Annual Meeting of Shareholders in 2008; and

    To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Trustees has fixed the close of business on April 8, 2005 as the record date for the determination of the shareholders entitled to notice of and to vote at the meeting and at any adjournment or postponement thereof.

Shareholders are invited to attend the meeting. Whether or not you expect to attend, we urge you to sign, date and promptly return the enclosed proxy card in the enclosed postage prepaid envelope. If you attend the meeting, you may vote your shares in person, which will revoke any previously executed proxy.

If your shares are held of record by a broker, bank or other nominee and you wish to attend the meeting, you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and bring it to the meeting. In order to vote your shares at the meeting, you must obtain from the record holder a proxy issued in your name.

By Order of the Board of Trustees

/s/ Cynthia L. Hedrick

Cynthia L. Hedrick
Secretary

St. Charles, Maryland
April 29, 2005

AMERICAN COMMUNITY PROPERTIES TRUST
222 SMALLWOOD VILLAGE CENTER
ST. CHARLES, MD 20602

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
To Be Held June 8, 2005

This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Trustees of American Community Properties Trust, a Maryland real estate investment trust (the "Company" or "ACPT"), for the 2005 Annual Meeting of the shareholders of the Company (the "2005 Annual Meeting") to be held at the Holiday Inn, James Craik Room, 45 St. Patrick's Drive, St. Charles, Maryland on Wednesday, June 8, 2005 at 10:00 a.m. EDT. The Notice of the 2005Annual Meeting, this proxy statement and the accompanying proxy card are first being mailed on or about April 29, 2005 to shareholders of record of the Company's common shares ("Common Shares") as of the close of business on April 8, 2005. You can ensure that your shares are voted at the meeting by signing, dating and promptly returning the enclosed proxy card in the envelope provided. Each share entitles the registered holder to one vote. As of April 8, 2005, there were 5,191,554 Common Shares outstanding and entitled to vote at the 2005 Annual Meeting. Sending in a signed proxy will not affect your right to attend the meeting and vote in person. You may revoke your proxy at any time before it is counted by notifying the Secretary of the Company in writing, or by executing a subsequent proxy, which revokes your previously executed proxy. Additionally, if you attend the meeting, you may vote your shares in person, which will revoke any previously executed proxy.

At the 2005 Annual Meeting, shareholders will have the opportunity to elect two trustees to serve until the Annual Meeting in 2008 and to transact such other business as may properly come before the meeting.

The Company's principal executive offices are located at 222 Smallwood Village Center, St. Charles, Maryland, 20602.

VOTING OF PROXIES

Proxies will be voted as specified by the shareholders. Where specific choices are not indicated, proxies will be voted FOR the election of all nominees for trustee. The presence in person or by proxy of shareholders entitled to cast a majority of all votes entitled to be cast at the 2005 Annual Meeting constitutes a quorum. The election of trustees requires the affirmative vote of a plurality of the votes cast at the 2005 Annual Meeting, which means the nominees who receive the most votes will be elected.

ELECTION OF TRUSTEES

At the 2005 Annual Meeting, the shareholders will be voting for two nominees to serve as trustees until the Annual Meeting in 2008. The two nominees for election until the 2008 Annual Meeting are T. Michael Scott and Thomas S. Condit. Mr. Scott has been a trustee since December 1999. Mr. Condit has been a trustee since January 2003. Information regarding the Board's nominees for trustees is set forth below. Information regarding the other trustees whose terms expire in 2006 and 2007 is also set forth below.

Pursuant to the Company's Bylaws, the Board of Trustees consists of not less than three nor more than nine trustees, with the present number of trustees set at six. The Board of Trustees is divided into three classes serving staggered terms, with each class consisting of one-third of the total number of trustees.

The accompanying proxy, if signed and returned, will be voted for election of the Board's nominees unless contrary instructions are given. If the Board's nominees are unable to serve, which is not anticipated, the persons named as proxies intend to vote, unless the number of nominees is reduced by the Board of Trustees, for such other person as the Board of Trustees may designate.

Vote Required and Recommendation of the Board of Trustees

When a quorum is present, the nominees that receive the most votes will be elected as trustees. A properly executed proxy marked to withhold authority with respect to the election of a trustee nominee will not be voted with respect to such nominee, although it will be counted for purposes of determining whether there is a quorum. Accordingly, "withhold authority" votes will have the effect of a vote against the election of the nominee.

THE BOARD OF TRUSTEES RECOMMENDS A VOTE FOR THE ELECTION OF MR. T. MICHAEL SCOTT AND MR. THOMAS S. CONDIT AS TRUSTEES, WHICH IS DESIGNATED AS PROPOSAL NO. 1 ON THE ENCLOSED PROXY CARD.

Nominees for Election to the Board of Trustees for a Three Year Term to Expire at the 2008 Annual Meeting of Shareholders

T. Michael Scott, 46. Mr. Scott has been a trustee of the Company since December 1999. Mr. Scott has served as President of Cambridge Holdings, a real estate company, in Fairfax County, Virginia since 1992. He has been a principal of the Cambridge companies since 1986. Mr. Scott also serves on the Board of Directors of Tier Technologies, Inc. a NASDAQ traded company. He is a member of the National Association of Industrial and Office Properties and serves on the Executive Committee of the Washington/Baltimore Chapter of the Young President's Organization. He received a B.S. in Engineering from Cornell University and an MBA from Harvard University.

Thomas S. Condit, 63. Mr. Condit has been a trustee of the Company since January 2003. Prior to his retirement, he served as President and Chief Executive Officer of Craver, Mathews, Smith & Co., Inc., a fundraising and membership development firm, from 1993 to 1995. Prior to that, he served as President and Chief Executive Officer of the National Cooperative Bank in Washington, D.C. He has extensive experience in mortgage banking, investment banking, consumer financial services, federally insured depository services, and community economic development. He earned his juris doctorate from the National Law Center at George Washington University, and a Bachelor of Arts degree from Stanford University.

Members of the Board of Trustees Continuing in Office with a Term to Expire at the 2006 Annual Meeting of Shareholders

Edwin L. Kelly, 63. Mr. Kelly has been a trustee of the Company since March 1997 and has served as President and Chief Operating Officer of the Company since July 1998. Mr. Kelly was President and Chief Operating Officer of Interstate General Company L.P. ("IGC"), predecessor to the Company, and Interstate General Management Corporation ("IGMC"), managing general partner of IGC, from 1997 to 1998. Prior to that, he served as Senior Vice President and Treasurer of IGC and Senior Vice President of IGMC since their formation in 1986. He has served in various executive positions with IGC and its predecessor companies since 1974, including as a Director of IGMC from 1986 to 1998.

Antonio Ginorio, 62. Mr. Ginorio has been a trustee of the Company since January 2001. Prior to his retirement in 2000, he was a Senior Audit Partner in the San Juan Office of PricewaterhouseCoopers, a globally-recognized public accounting firm, for 36 years. He has extensive audit experience in banking, manufacturing, retail and real estate.

Members of the Board of Trustees Continuing in Office with a Term to Expire at the 2007 Annual Meeting of Shareholders

J. Michael Wilson, 39. Mr. Wilson has been a trustee of the Company since March 1997 and has served as Chairman and Chief Executive Officer of the Company since July 1998. Mr. Wilson was a Director of IGMC from 1996 to 1998 and from January 1997 to November 1998 was Vice Chairman, Secretary, and Chief Financial Officer of IGC. He has been President and Chief Operating Officer of Interstate Business Corporation ("IBC"), a general partner of IGC, since 1994 and a Director of IBC since 1991. He served as Vice President of IBC from 1991 to 1994. He has been a director of Wilson Securities Corporation since 1991, and President since March 1996. He was Vice President of Wilson Securities Corporation from 1991 to 1996. He has been Vice President of Interstate Waste Technologies, a subsidiary of IGC, since 1994.

Thomas J. Shafer, 75. Mr. Shafer has been a trustee of the Company since August 1998. He is a registered professional engineer specializing in real estate evaluation and land development. Prior to his retirement in 1997, he was a partner in Whitman, Requardt and Associates, LLP ("Whitman Requardt"), an engineering and architectural firm from 1976 through 1997 and its managing partner from 1989 through 1997. He was a director of IGMC from January 1998 to June 2000. He is a member of the Urban Land Institute, the American Society of Professional Engineers and numerous other technical organizations. Whitman Requardt has provided engineering services to the Company for St. Charles for over thirty years.

BOARD AND COMMITTEE MATTERS

Requirements of Board Members

Pursuant to the Company's Declaration of Trust not fewer than two of the members of the Board of Trustees must be persons who are not employed by (i) the Company, (ii) any Affiliate of the Company, or (iii) a member of the family of James J. Wilson, the President and Chief Executive Officer of IGC and the father of J. Michael Wilson.

During the fiscal year 2004, the Board of Trustees held four regular meetings and two special meetings. All trustees attended at least 75% of the total meetings of the Board of Trustees and committees of the Board on which they served. In accordance with Company policy, all members of our Board attended last year's annual meeting.

Compensation of Trustees

The Company pays its trustees who are not employees of the Company or any of its Affiliates fees for services as trustees. Trustees receive fees of $6,500 per quarter plus $1,400 per Board meeting. The Compensation Committee recommended and the Board approved that the Chairman of the Audit Committee receive an additional $1,400 per Board meeting and each Trustee receive an additional $500 fee for each special telephonic meeting effective January 2005. Trustees are also reimbursed for all reasonable expenses incurred by them in attending Board and committee meetings.

Trustee Share Incentive Plan. The Trustee Share Incentive Plan authorizes the Board of Trustees, in its discretion, to grant to eligible trustees, awards of the same type and terms as the awards available under the Employee Share Incentive Plan discussed in this Proxy Statement under "Executive Compensation". Only trustees who are not employees of ACPT or any affiliated company are eligible to receive awards under the Trustee Share Incentive Plan. An aggregate of 52,000 Common Shares has been reserved for issuance under the Trustee Share Incentive Plan. During 2001, Thomas J. Shafer, T. Michael Scott and Antonio Ginorio were awarded 10,000 Rights each that entitle the holder to receive upon exercise an amount payable in cash, common shares or other property equal to the difference between the market value of common shares and a base price fixed on the date of grant. The base price is $4.00 per Right and the Rights vest in equal increments each year for five years commencing in 2002.

Committees of the Board

The Board of Trustees has established the following standing committees, and the charters for the Audit Committee and Nominating and Corporate Governance Committee may be found on our website at www.acptrust.com:

Audit Committee. The Audit Committee consists of three members, each of whom qualifies as an independent trustee under the American Stock Exchange's listing requirements. The responsibilities of the Audit Committee include the appointment and termination of the independent public auditors, reviewing with the independent public auditors the plans for and results of the annual audit engagement, approval of any other professional services provided by the independent public auditors, approval of the fees paid to the independent public auditors for audit and non-audit services, and periodically reviewing, with the assistance of the independent public auditors, the adequacy of ACPT's internal accounting controls. The members of the Audit Committee for 2004 were Messrs. Ginorio (Chairman), Condit and Scott. The Audit Committee held six meetings during the year ended December 31, 2004.

The Board of Trustees has determined that each member of the Audit Committee is, as required by AMEX rules, able to read and understand fundamental financial statements and that at least one member of the committee, Mr. Ginorio, Chairman, is "financially sophisticated" under the AMEX rules and is an "audit committee financial expert" under the applicable provisions as defined in Item 401(h)(2) of Regulation S-K.

Compensation Committee. The Compensation Committee consists of four members, each of whom is an independent trustee as defined by the requirements of the American Stock Exchange. The Compensation Committee is responsible for the administration of the Share Incentive Plan and for approving the compensation of the executive officers of ACPT, including the CEO. The members of the Compensation Committee are Messrs. Shafer (Chairman), Condit, Ginorio and Scott for 2004. The Compensation Committee met once during 2004.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee was formed on January 28, 2005 and consists of four members, each of whom is an independent trustee as defined by the American Stock Exchange. The Committee shall assist our Board with: identifying qualified individuals to become members of our Board in the event of any vacancy on the Board, recommending to the Board from time to time the member who should serve as Chairman of the Board, determining the composition of the committees of the Board, recommending to the Board, on an annual basis, trustee nominees for the Board to be presented in the Annual Shareholders Meeting, monitoring a process to assess Board effectiveness and developing and implementing our corporate governance guidelines. The members of the Nominating and Corporate Governance Committee are: Messrs. Scott (Chairman), Condit, Ginorio, and Shafer.

Nominations by Shareholders. Pursuant to the Bylaws, a shareholder of record may submit to us the name of any person whom the shareholder wishes to nominate as a candidate for election to the Board. In general, such a submission must be received by our corporate secretary at our principal office not less than 60 days and nor more than 90 days prior to the first anniversary of the preceding year's annual shareholder meeting, and must contain all information about the candidate that would be required to be disclosed in a proxy statement prepared and filed under federal and state law, as well as the proposed nominee's consent to be named as a nominee and to serve if elected. The shareholder must also provide information about his or her identity and the number of shares owned.

Principal Accountant Fees and Services

The following table sets forth the aggregate fees for professional services rendered by Ernst & Young, LLP, the Company's independent auditor, for the audit of the Company's annual financial statements for the years ended December 31, 2004 and December 31, 2003 and fees billed for other services rendered by Ernst & Young, LLP during those periods.

	2004	2003

Audit Fees	$852,790	$500,750
Audit-Related Fees	85,900	56,650
Tax Fees	97,150	82,325
All Other Fees	-	-

Audit Fees

Audit fees in 2004 and 2003 represent fees for professional services provided in connection with the annual audit of our financial statements reported on Form 10-K and review of our quarterly financial statements reported on Form 10-Q. The fees billed by Ernst & Young in 2004 also include fees for professional services rendered in connection with SEC matters of $50,000 as well as the restatement of our financial statements for the years ended December 31, 2002 and 2003 and for the periods ended March 31, 2004, June 30, 2004 and September 30, 2004 of $235,000.

Audit-Related Fees

Fees for audit-related services in 2004 and 2003 include the audit of the Retirement Benefit Plan, audit and 8-K filing review in connection with the acquisition of apartment partnerships in January 2003 and October 2004, Sarbanes-Oxley Act, Section 404 advisory services, technical accounting treatment related to FIN 46, and subscription to Ernst & Young's on-line accounting and auditing research tool.

Tax Fees

Includes fees for tax services, including tax compliance, tax advice and tax planning.

Other Fees

We did not engage the independent auditor to provide "other services" for us in 2004 nor in 2003.

Pre-Approval Policies and Procedures

The Audit Committee adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent auditor outside of the audit engagement letter. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. The policy states that the Audit Committee must pre-approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee reports that all services rendered in fiscal year 2004 were pre-approved.

Appointment of Principal Independent Auditor for 2005

The Audit Committee of the Board of Trustees has appointed Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal 2005. Ernst & Young has served in this capacity since May 15, 2002. Ernst & Young LLP will examine and report to shareholders on the consolidated financial statements of the Company and its subsidiaries.

Representatives of Ernst & Young LLP will be present at the annual meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Trustees. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61). In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures and letters required by the Independence Standards Board (including Independence Standards Board Standard No. 1) that were received by the Committee, and considered the compatibility of non-audit services with the auditors' independence. The Committee has concluded that the provision of non-audit services by the Company's principal auditor is compatible with maintaining auditor independence.

The Committee discussed with the Company's independent auditors the overall scope and plans for their respective audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

On March 1, 2005, the Audit Committee met with management and Ernst & Young concerning the matters leading to the Company's announcement on March 7, 2005 of the restatement of its financial statements in order to correct its accounting treatment for (i) cash distributions received from limited partnerships, (ii) cash distributions paid to minority interest holders of its consolidated partnerships and (iii) the consolidation of its interest in a limited partnership that was previously recorded on the equity method of accounting. The Audit Committee subsequently met on April 11, 2005 to review the Company's audited financial results for the fiscal year ended December 31, 2004 as well as the restated audited financial results for the fiscal years ended December 31, 2003 and 2002, and the restated quarterly results for the periods ended March 31, 2004, June 30, 2004 and September 30, 2004.  In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Trustees (and the board has approved) that the audited financial statements for 2004, as well as the restated audited and unaudited results for those prior periods, be included in the Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

The Committee held six meetings during fiscal year 2004. The members of the Committee are considered independent because they satisfy the independence requirements for Board members prescribed by the American Stock Exchange listing standards and Rule 10A-3 of the Exchange Act.

Antonio Ginorio, Committee Chairman
Thomas C. Condit
T. Michael Scott

April 28, 2005

EXECUTIVE COMPENSATION

The following table sets forth certain information concerning the compensation of the Chief Executive Officer and the four other most highly compensated executive officers of the Company (the "Named Executive Officers") during the Company's last three fiscal years.

		Annual Compensation
Name & Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)(1)

J. Michael Wilson (2)	2004	290,000	90,000	--
Chairman & Chief	2003	190,000	50,000	--
Executive Officer	2002	180,000	10,000	--

Edwin L. Kelly	2004	350,300	105,000	18,360
President & Chief	2003	330,300	50,000	17,841
Operating Officer	2002	320,200	20,000	17,961

Carlos R. Rodriguez	2004	250,300	50,000	18,360
Executive Vice	2003	230,300	30,000	17,841
President	2002	225,300	--	17,961

Paul Resnik	2004	220,300	20,000	18,360
Senior Vice President	2003	220,300	--	17,841
	2002	220,200	3,000	17,961

Jorge Garcia Massuet	2004	185,300	50,000	16,869
Vice President	2003	180,300	40,000	15,561
	2002	175,300	5,000	17,961

(1)	Reflects ACPT's contributions to Retirement Plan discussed below.
(2)	J. Michael Wilson, the CEO of ACPT and President of IBC, is on the payroll of IBC. ACPT reimburses IBC for his services provided to ACPT.

EMPLOYMENT AGREEMENTS

Mr. Kelly entered into an employment agreement with American Rental Management Company ("American Management"), a wholly owned subsidiary of ACPT, on August 25, 1998. Pursuant to this agreement, Mr. Kelly will serve as President and Chief Operating Officer of the Company for an annual base salary of $275,000. The agreement provides for salary raises at the discretion of the Board of Trustees of ACPT. The agreement continues in effect until the death or resignation of the executive or his termination by American Management. Under the terms of the agreement, if Mr. Kelly's employment with American Management is terminated by American Management other than for "cause" (as defined in the agreement), or is terminated by the executive for "good reason" (as defined in the agreement) the terminated executive will be entitled to continue to receive his base salary for 24 months following the date of termination.

Mr. Resnik entered into a new employment agreement with American Management on November 10, 2003. Pursuant to the terms of this agreement, Mr. Resnik will serve as Senior Vice President of the Company and shall have the primary responsibility for acquiring rental properties in the United States to add to the existing real estate portfolio of ACPT and its subsidiaries for an annual base salary of $220,000. The employment agreement provides for salary raises at the discretion of the Board of Trustees of ACPT. The agreement expires on October 31, 2006. Under the terms of the employment agreement, if Mr. Resnik's employment with American Management is terminated by American Management other than for "cause" (as defined in the agreement), or is terminated by the executive upon breach by the Company, the terminated executive will be entitled to continue to receive his base salary and benefits for a period of 12 months following the date of termination. In the event that Mr. Resnik's employment is terminated pursuant to the reasons listed above, the Company shall pay up to $10,000 for Mr. Resnik to retain a mutually agreeable out-placement firm for up to one year following his termination.

SHARE OPTIONS AND SHARE APPRECIATION RIGHTS

Certain Named Executive Officers held incentive rights pursuant to ACPT's Share Incentive Plan. No awards under this plan were made to any of the Named Executive Officers in 2004. The values at December 31, 2004 of these rights are reflected below.
AGGREGATED RIGHTS EXERCISED IN 2004 AND DECEMBER 31, 2004 RIGHTS VALUES
			Number of Securities Underlying Unexercised Rights at December 31, 2004	Value of Unexercised In-the-Money Rights at December 31, 2004
Name	Shares Acquired On Exercise (#)	Value Realized ($)	Exercisable/Unexercisable (#)	Exercisable/Unexercisable ($)

J. Michael Wilson	--	--	--	--
Edwin L. Kelly	--	--	18,000/12,000	$218,934/$145,956
Carlos R. Rodriguez	--	--	--/10,000	--/121,630
Paul Resnik	--	--	6,000/4,000	72,978/48,652
Jorge Garcia Massuet	--	--	--/4,000	--/48,652

LONG-TERM INCENTIVE PLAN

Under the Share Incentive Plan, the Compensation Committee of the Board of Trustees may grant to key employees the following types of Share-based incentive compensation awards ("Awards"): (i) options to purchase a specified number of Common Shares ("Options"), (ii) forfeitable Common Shares that vest upon the occurrence of certain vesting criteria ("Restricted Shares"), or (iii) Share Appreciation Rights ("Rights") that entitle the holder to receive upon exercise an amount payable in cash, Common Shares or other property (or any combination of the foregoing) equal to the difference between the market value of Common Shares and a base price fixed on the date of grant. A total of 208,000 Common Shares have been reserved for issuance under the Share Incentive Plan.

The Share Incentive Plan authorizes the Compensation Committee to determine the exercise price and manner of payment for Options and the base price for Rights. The Compensation Committee also is authorized to determine the duration and vesting criteria for Awards, including whether vesting will be accelerated upon a change in control of ACPT.

RETIREMENT PLAN

ACPT has established a retirement plan (the "Retirement Plan") for eligible employees of the Company. Employees are generally eligible to participate when they complete one year of service. Time of service performed for IGC, ACPT's predecessor, qualifies for the service requirement. Contributions from the Company to the plan are 5.7% of base salaries and wages not in excess of the U.S. Social Security taxable wage base, and 11.4% of salaries (limited to $205,000) that exceed that wage base.

In addition, the Retirement Plan contains a profit sharing provision allowing ACPT to award annual cash bonuses to the officers and employees in reasonable amounts reflecting their contributions to the Company. The awards are determined by the Compensation Committee. A portion of each bonus is contributed on behalf of the employee to the Retirement Plan. No annual cash bonuses were made under the Retirement Plan in 2004.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Committee

The Compensation Committee consists of four independent members of the Board of Trustees including Thomas J. Shafer, Thomas S. Condit, Antonio Ginorio, and T. Michael Scott. The Compensation Committee is responsible for the administration of the Share Incentive Plan and for approving the compensation of all officers of ACPT.

Compensation Policy and Objectives

The policy of the Compensation Committee is to relate salary and bonuses to the performance of management and key individuals in meeting the long-term goals of the Company. These long term goals include maximizing shareholder value by increasing revenues, profits and return on invested capital while protecting and enhancing the assets of the Company. Promoting a culture of integrity, community relations, ethics and legal compliance is also an important duty of management. One of the principle strategies in obtaining these goals is to minimize the risks associated with the cyclical nature of real estate holdings and land development by reducing recourse debt and securing long term financing at attractive interest rates.

The Compensation Committee annually evaluates the Company's performance, as well as the personal performance of the Chief Executive Officer and the other officers of the Company. After reviewing the compensation policies and the results of a survey of peer companies, the Compensation Committee has adopted guidelines for the determination of executive compensation. Compensation will be determined by assigning a base salary at the beginning of each calendar year and a bonus to be determined after year end based on the performance of each officer. The maximum bonus amount awarded to each executive will not exceed fifty percent of their base salary for the calendar year. The quantitative and qualitative factors used by the Compensation Committee to determine annual cash bonuses are as follows:

    Revenues and Earnings: meeting or exceeding budget goals, stock performance, leasing goals
    Strategic Initiatives: property and apartment acquisitions, new products, agency and governmental approvals
    Human Resources: staff building, successor planning, training, establishing staff performance goals
    Cash Flow Management: meeting dividend goals, managing debt, refinancing improvements
    Leadership: establishing a vision for the next ten years, corporate governance, establishing and maintaining appropriate internal controls, corporate image

Performance of the Company

As described under "Audit Committee Report" and, in more detail, in Notes 14 and 15 in the attached Annual Report, ACPT restated its financial statements for 2002, 2003 and the 2004 quarterly periods to correct its accounting for three items. These accounting adjustments had no effect on the value of the Company's real estate holdings, the Company's ability to meet cash flow requirements, or its ability to pay dividends. Despite the restatement, the results of the Company in 2004 were very positive.

For the year ended December 31, 2004, ACPT:

    reported net income of $3,500,000;
    issued four quarterly dividends to its shareholders, totaling $0.35 per share;
    increased total assets by $40,000,000;
    increased our investment in commercial office construction, and apartment acquisition;
    continued to take advantage of the low interest rates by refinancing select apartment properties; and
    increased shareholder value by 52%.

In the United States, the Company signed an agreement, to sell the balance of 1,950 single family and townhome lots in the Sheffield and Gleneagles neighborhoods of St. Charles' Fairway Village; an agreement expected to continue over the next ten years. The Company also finalized an agreement with a homebuilding company to jointly develop an active adult community in Fairway Village. The project broke ground in December 2004, and lot sales are projected to commence in the third quarter of 2005. In 2004, ACPT continued to seek opportunities to expand its investment properties and its property management in the United States. In October, the Company completed the acquisition of the assets of two apartment properties in Maryland. The Company also refinanced the non-recourse mortgages of two of its apartment properties and converted a fully subsidized property to a fair market property, thus improving the Company's ability to meet the strong demand for fair market rental housing in Charles County.

Similar progress was achieved in our Puerto Rico operations. During 2004, the Company completed and closed out its 208-unit complex known as Brisas de Escorial. In April, the Company commenced the construction of a new 160-condominium unit complex. Also in April, the Company sold 2.4 acres of commercial land for $2.7M. Commercial partnerships in Puerto Rico also performed impressively for ACPT in 2004. The Company completed the sale of El Monte Mall and the Doral Office Building resulting in the Company recovering its initial investment plus $1M in cash and a note receivable for $1.5M.

Compensation of Executive Officers.

The Compensation Committee evaluated the performance of the five most highly compensated executive officers and determined the salary and bonuses of these individuals. J. Michael Wilson, CEO received a salary of $290,000 for the year 2004, an increase of $100,000 from the previous year. Mr. Wilson was awarded a bonus of $90,000, which was thirty-one percent of his base salary; Mr. Wilson also serves as Chairman of the Board of Trustees without additional compensation. Mr. Wilson does not participate in the Company's pension plan. Edwin L. Kelly, President and COO, received a salary of $350,300, an increase of $20,000 from the previous year, and was awarded a bonus of $105,000 which was thirty percent of his base salary. Mr. Kelly also received a retirement contribution of $18,360 as part of his total compensation.

Edwin L. Kelly presented and recommended compensation packages to the Compensation Committee for Carlos R. Rodriguez, Paul Resnik and Jorge Garcia Massuet. The committee reviewed and revised these recommendations. Carlos R. Rodriguez, Executive Vice President in charge of the Puerto Rico office, received a salary of $250,300, an increase of $20,000 from his salary for the previous year. The committee awarded him a bonus of $50,000, which was twenty percent of his base salary. Mr. Rodriquez also received a retirement contribution of $18,360 as part of his total compensation. Paul Resnik, Senior Vice President who is responsible for apartment acquisitions and refinancing, received a salary of $220,300, the same salary as the previous year. For his contributions in refinancing and acquisition of apartment projects, Mr. Resnik was awarded a bonus of $20,000, which was nine percent of his base salary. Mr. Resnik also received a retirement contribution of $18,360 as part of his total compensation. Jorge Garcia Massuet, Vice President in charge of land development and building construction in Puerto Rico, received a salary of $185,300, an increase of $5,000 from the previous year and a bonus of $50,000, which was twenty-seven percent of his salary. Mr. Garcia received a retirement contribution of $16,869 as part of his total compensation.

The Compensation Committee believes that it has designed and implemented a compensation structure that provides appropriate awards and incentives for the Company's executive officers as they work to sustain and improve the Company's overall performance.

Compensation Committee
Thomas J. Shafer, Committee Chairman
Thomas S. Condit
Antonio Ginorio
T. Michael Scott

April 28, 2005

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of the Company's Common Shares by each of the Company's trustees, the Company's Chief Executive Officer, each of the four most highly compensated executive officers who were serving as executive officers at the end of 2004, other than the Company's Chief Executive Officer, all trustees and current executive officers as a group and each person who is known by the Company to beneficially own more than five percent of any class of the Company's voting securities as of April 8, 2005. The Company has relied upon information supplied by its officers, trustees, and certain shareholders and upon information contained in filings with the SEC.
Name	Number of Shares of Common Stock Beneficially Owned	Percent of All Shares of Common Stock

J. Michael Wilson, (1)(2)(5)	107,747	2.08
Edwin L. Kelly	55,607	1.07
Paul Resnik	6,000	*
Carlos R. Rodriguez	--	--
Jorge Garcia Massuet	--	--
Thomas J. Shafer	5,000	*
T. Michael Scott	2,000	*
Antonio Ginorio	1,000	*
Thomas S. Condit	--	--
All trustees and executive officers of ACPT as a group (13 persons)(2)	177,629	3.42
Robert Chapman (4) Pacific Corporate Towers, 13th Floor 222 N. Sepulveda Blvd. El Segundo, CA 90245	483,200	9.31
Interstate Business Corporation (1)(3)(5) 222 Smallwood Village Center St. Charles, MD 20602	1,549,976	29.86
The Wilson Group (1) 222 Smallwood Village Center St. Charles, MD 20602	2,650,720	51.73
Wilson Securities Corporation (1)(3)(5) 222 Smallwood Village Center St. Charles, MD 20602	545,673	10.51

* Less than 1%.

  The Wilson Group is comprised of James J. Wilson and his wife, Barbara A. Wilson; their six children, J. Michael Wilson (CEO and Chairman of ACPT), Thomas B. Wilson, Kevin J. Wilson, Elizabeth W. Weber, Mary P. Wilson and Brian J. Wilson; Interstate Business Corporation; Wilson Securities Corporation; and Wilson Family Limited Partnership. The Wilson Group, collectively has voting and dispositive control through direct and indirect ownership of 51.73% of ACPT's outstanding shares as reflected in the Wilson Group's Schedule 13D. The members of the group periodically meet to discuss matters relating to their ownership of ACPT and may from time to time act together with respect to the voting or disposition of common shares. However, there is no formal arrangement among the members of the group in regard to their voting and dispositive voting rights and, accordingly, the group members may not always act together with respect to the common shares.

  Includes 21,350 shares attributable to ACPT shares held by the Wilson Family Limited Partnership. J. Michael Wilson is a General Partner of the Wilson Family Limited Partnership. The management and control of the business and affairs of the partnership are vested jointly in the General Partners, thus J. Michael Wilson shares voting and dispositive power over Common Shares owned by the Wilson Family Limited Partnership.

  Interstate Business Corporation and Wilson Securities Corporation are owned by certain members of the Wilson Family, including J. Michael Wilson.

  Based on information provided in April 2005 by a representative, Robert Chapman, through Chapman Capital LLC, has beneficial ownership of 483,200 shares that are directly owned by: (i) Westlake Real Estate LLC (97,163 shares), (ii) Smallwood Real Estate LLC (98,080 shares), (iii) Fairway Real Estate LLC (96,485 shares), (iv) Piney Reach Real Estate LLC (95,470 shares) and (v) Wooded Glen Real Estate LLC (96,002 shares).

  These persons are members of the Wilson Group and their shares are also included with the Wilson Group.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Payments to IBC for Services Provided by J. Michael Wilson.

J. Michael Wilson, the Chief Executive Officer ("CEO") of ACPT and President of IBC, is on the payroll of IBC. During 2004, ACPT reimbursed IBC $380,000 for his services provided to ACPT. IBC is owned by the Wilson Group, beneficial owners of 52% of ACPT's outstanding shares.

Property Management Services.

During 2004, ACPT provided management services to three apartment rental projects and two commercial properties in which ACPT is not the general partner and IBC or an IBC related entity holds an ownership interest. The management contracts provided for fees ranging from 3.5% to 4.5% of rents. Total fees earned from these properties in 2004 were $559,000.

On September 21, 2004, ARMC exercised its rights under Section 7.3 of the Management Agreement with Capital Park Apartments Limited Partnership to terminate the agreement. The termination was effective October 11, 2004. Management fees generated by this property represent less than 1% of the Company's total revenue.

El Monte.

On April 30, 2004, the Company purchased a 50% limited partnership interest in El Monte Properties S.E. ("El Monte") from Insular Properties Limited Partnership ("Insular") for $1,462,500. Insular is owned by the Wilson Group. Per the terms of the agreement, the Company was responsible to fund $400,000 of capital improvements and lease stabilization costs, and had a priority on cash distributions up to its advances plus accrued interest at 8%, investment and a 13% cumulative preferred return on its investment. The purchase price was based on a third party appraisal of $16,500,000 dated April 22, 2003. The Company's limited partnership investment was accounted for under the equity method of accounting.

In December 2004, a third party buyer purchased El Monte for $20,000,000, $17,000,000 cash and $3,000,000 in notes. The net cash proceeds from the sale of the real estate were distributed to the partners. As a result, the Company received $2,500,000 in cash and recognized $986,000 of income in 2004. El Monte distributed a note, $1,500,000 to the Company, in January 2005. The note bears interest at a rate of prime plus 2% and matures on December 3, 2009. The note is payable in three installments, the first installment of $250,000 is due on December 3, 2007, the second installment of $250,000 is due on December 3, 2008 and the balance on December 3, 2009. The Company will recognize the $1,500,000 as income as the cash payments on the note are received. El Monte will wind up its affairs in 2005 and distribute any remaining cash at the time of liquidation. The Company's management contract for this property was terminated upon the sale of the property.

KEMBT Loan.

KEMBT Corporation ("KEMBT"), an affiliate of ACPT's CEO and Chairman, J. Michael Wilson, holds a non-interest bearing note due from a wholly owned subsidiary of the Company, Land Development Associates S.E. ("LDA"), with an outstanding balance at December 31, 2004 of $2,728,000 ("LDA Note"). Through a series of transactions, KEMBT assigned the LDA Note to FirstBank Puerto Rico ("FirstBank") as collateral for a loan from FirstBank to KEMBT ("KEMBT FirstBank Loan"). The LDA Note was cross defaulted and cross collateralized with the collateral of other FirstBank development loans to LDA ("LDA FirstBank loans") and the maturity date of the LDA Note was tied to the maturity date of the other LDA FirstBank Loans. LDA retained the rights to a $430,000 discount on the LDA Note after the KEMBT FirstBank Loan is paid in full. In addition, FirstBank acquired the right to require LDA to repay the LDA Note up to the outstanding balance of the KEMBT FirstBank Loan from the proceeds of an additional credit facility provided by the bank. FirstBank has not exercised its right to require LDA to prepay the bank.

The loan is scheduled to be repaid from land sale proceeds prior to May 5, 2005.

Consulting Agreement.

American Rental Management Company ("American Management"), a wholly owned subsidiary of ACPT, entered into a consulting and retirement compensation agreement with IGC's founder and Chief Executive Officer, James J. Wilson, effective October 5, 1998. The consulting agreement (the "Consulting Agreement") provides for annual cash payments during the first two years of $500,000 and annual cash payments for eight years thereafter of $200,000. However, if Mr. Wilson dies or ACPT is sold during the term of the Consulting Agreement, the agreement provides for a lump sum payment equal to the lesser of $400,000 or the aggregate of annual payments then payable under the agreement. During the Consulting Agreement term, Mr. Wilson will remain available to provide consulting services requested from time to time by the Board of Trustees, including strategic planning and transaction advisory services. Pursuant to the Consulting Agreement, American Management will reimburse the reasonable costs and expenses incurred by Mr. Wilson in providing requested consulting services. At the request of Mr. Wilson, ACPT has been making payments under this Consulting Agreement to IGC. Mr. Wilson is the father of J. Michael Wilson, Chairman and Chief Executive Officer of the Company.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been an officer or employee of the Company. Thomas J. Shafer, Trustee, provides engineering and consulting services to the Company pursuant to a consulting agreement between the Company and Mr. Shafer. During 2004, Mr. Shafer was paid $3,500 per month for these services. The agreement may be terminated by either party upon thirty days' notice. The Board has determined that Mr. Shafer's provision of services pursuant to his consulting agreement is not a "material" relationship within the meaning of the American Stock Exchange's listing rights. There are no interlocking relationships as defined in the applicable SEC rules.

EQUITY COMPENSATION PLAN INFORMATION

Information in the table below is as of December 31, 2004:
Equity Compensation Plan Information

	Number of securities to be	Weighted-average exercise	Number of securities remaining available for
	issued upon exercise of	Price of outstanding options,	future issuance under equity compensation
	Outstanding options, warrants	warrants and rights	plans (excluding securities reflected in column
Plan Category	and rights		(a))
	(a)	(b)	(c)

Equity compensation plans	--	$ --	--
Approved by share holders

Equity compensation plan not
Approved by shareholders - Employee Share Incentive Plan (1)	55,704	$8.16	152,296

Equity compensation plan not
Approved by shareholders - Trustee Share Incentive Plan (1)	20,134	$8.16	31,866

Total	75,838	$8.16	184,162

(1) ACPT maintains an employee share incentive plan and a trustee share incentive plan ("Plans") that have a total of 113,000 outstanding incentive rights that bear a base price of $4 as of December 31, 2004. The amounts in column (a) and (b) are based on equivalent units which are determined by the number of shares that can be purchased based on the difference between the average trading price from December 16, 2004 to January 13, 2005 and the exercise price. These rights entitle the holder to receive, upon exercise, an amount payable in cash, shares or other property (or any combination thereof) equal to the difference between the market value of the shares and the base price. Historically, the obligations have been satisfied with cash.

SHARE PRICE PERFORMANCE GRAPH

The graph and table below compares the cumulative total shareholder return on the common stock of the Company for the last five fiscal years with the cumulative total return of the NAREIT Equity REIT Index and the Standard & Poor 500 Index over the same period (assuming the value of investment in ACPT common shares and each index was $100 on December 31, 1999, and all dividends were reinvested). Stock price performance is not necessarily indicative of future results.
	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
American Community Properties Trust	100.00	131.35	195.92	172.10	256.43	391.85
NAREIT Equity REIT Index	100.00	126.37	143.97	149.47	204.98	269.70
Standard and Poor 500 Index	100.00	90.90	80.09	62.39	80.29	89.02

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Each trustee and officer of the Company is required to file with the Securities and Exchange Commission, by a specified date, reports regarding his or her ownership of and transactions involving the Company's Common Shares. In 2004, Cheryl Rozanski's Form 3 was filed 12 days late. Based solely on review of the copies of these reports furnished to the Company during and with respect to the fiscal year ended December 31, 2004 and written representations that no other reports were required, the Company believes that during the year ended December 31, 2004, all other filing requirements were complied with.

ANNUAL REPORT

The Company's audited financial statements and notes thereto, including selected financial data and management's discussion and analysis of financial condition and results of operations for the year ended December 31, 2004, are included in the Company's Annual Report, which is being mailed to all shareholders with this proxy statement.

Additional copies of the Annual Report and the Company's 2004 Form 10-K are available without charge on the Company's website at www.acptrust.com or upon written request to American Community Properties Trust, 222 Smallwood Village Center, St. Charles, Maryland 20602, Attention: Director of Investor Relations.

ADVANCE NOTICE PROVISIONS

The Bylaws of the Company provide a formal procedure for bringing business before the annual meeting of shareholders. A shareholder proposing to present a matter before the annual meeting is required to deliver notice thereof in writing to the Secretary of the Company at the principal executive offices of the Company no earlier than March 9, 2006 and no later than April 8, 2006 (in the event that the date of the annual meeting of shareholders is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of this year's annual meeting of shareholders, the notice by the shareholder to be timely must be delivered to the Secretary of the Company not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made). The notice must contain (i) as to each person whom the shareholder proposes to nominate for election or reelection as a trustee all information relating to such person that is required to be disclosed in solicitations of proxies for election of trustees, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including such person's written consent to being named in the proxy statement as a nominee and to serving as a trustee if elected); (ii) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and of the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (x) the name and address of such shareholder, as they appear on the Company's books, and of such beneficial owner and (y) the number of each class of shares of the Company which are owned beneficially and of record by such shareholder and such beneficial owner.

Pursuant to Rule 14a-4 under the Exchange Act, if a shareholder notifies the Company after March 15, 2006 of an intent to present a proposal at the Company's 2006 annual meeting of shareholders (and for any reason the proposal is voted upon at that annual meeting), the Company's proxy holders will have the right to exercise discretionary voting authority with respect to the proposal, if presented at the meeting, without including information regarding the proposal in its proxy materials.

SHAREHOLDER PROPOSALS AND COMMUNICATIONS

If any shareholder intends to submit a proposal for consideration at the Company's Annual Meeting of Shareholders for 2006, such proposal must be received by the Secretary of the Company no later than December 30, 2005, in order to be considered for inclusion in the proxy statement and form of proxy to be distributed by the Board of Trustees in connection with that meeting. Shareholder proposals should be submitted to American Community Properties Trust, Attn: Cynthia L. Hedrick, Secretary, 222 Smallwood Village Center, St. Charles, Maryland, 20602.

Any shareholder who wishes to communicate to the entire Board of Trustees of the Company, or to any individual trustee, may send that communication in writing to the Secretary of the Company at the address provided in the paragraph above and it will be forwarded to the appropriate member (s) of the Board. All written shareholder communications to the Board of Trustees will be forwarded to the designated recipients.

OTHER MATTERS

The Board of Trustees does not know of any matters other than those described in this proxy statement that will be presented for action at the meeting. If other matters properly come before the meeting, the persons named as proxies intend to vote the shares they represent in accordance with their judgment.

EXPENSES OF SOLICITATION

The cost of proxy solicitation will be borne by the Company. In an effort to have as large a representation at the meeting as possible, special solicitation of proxies may, in certain instances, be made personally, or by telephone, telegraph, or mail by one or more Company employees. The Company will also reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy materials to their principals, the beneficial owners of the Company's shares. The Company anticipates these fees and expenses would be approximately $6,500.

Cynthia L. Hedrick
Secretary

AMERICAN COMMUNITY PROPERTIES TRUST
Proxy for Meeting of ACPT Shareholders on June 8, 2005

The undersigned, a shareholder of American Community Properties Trust, (the "Company") hereby appoints Edwin L. Kelly and Cynthia L. Hedrick, and each of them individually, as Proxies to represent and vote all of the Company's Common Shares held of record by the undersigned, each with full power of substitution, at the Annual Meeting of Shareholders of the Company, to be held at the Holiday Inn, James Craik Room, 45 St. Patrick's Drive, St. Charles, Maryland, on Wednesday, June 8, 2005 at 10:00 a.m., EDT, or at any adjournment or postponement thereof, as follows on the reverse side.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE BELOW. IF A CHOICE IS NOT INDICATED WITH RESPECT TO ITEM (1) BELOW, THIS PROXY WILL BE VOTED "FOR ALL NOMINEES". THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.
  To elect two trustees of the Company for a three-year term to expire at the 2008 Annual Meeting of Shareholders.

  Nominees: (a) T. Michael Scott and (b) Thomas S. Condit

  [ ] FOR ALL NOMINEES [ ] WITHHELD FROM ALL NOMINEES

  [ ] _______________________________________________

  For all nominees except as noted above

  In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]

The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting and accompanying Proxy Statement dated April 29, 2005.

Please complete, sign, and date this proxy card and return it promptly in the enclosed postage prepaid envelope or otherwise to P.O. Box 2637, Waldorf, Maryland 20604.
_______________________________________ Name of Shareholder	______________________ Number of Shares Held
_______________________________________ Signature	______________________, 2005 Date
_______________________________________ Title or Authority, if applicable
Note:

If Shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, giving his or her title. A partnership should sign in the partnership name by an authorized person. Trustees, guardians, executors and administrators should sign in their official capacity, giving full title as such.

PLEASE COMPLETE, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY.